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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-119420 of Hartford Life and Annuity Insurance Company Separate Account Three, on Form N-4 (the "Post-Effective Amendment"), of our report dated April 30, 2010, (which report expresses an unqualified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for deferred income taxes in 2009 and 2008. In 2009, the Company adopted Statement of Statutory Accounting Principle No. 10R and in 2008, the Company received approval from the State of Connecticut Insurance Department for the use of a permitted practice related to the accounting for deferred income taxes, which expired at the end of 2009), relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, appearing in the Statement of Additional Information in Post-Effective Amendment No. 12 to the Registration Statement, which is incorporated by reference in this Post-Effective Amendment, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
July 19, 2010
Hartford, CT